Exhibit 99.6

CONSENT OF PROSPECTIVE DIRECTOR

Pursuant to Rule 438 promulgated under the Securities Act of 1933, as amended, I hereby consent to be named in the Registration Statement on Form S-4 of EchoStar Corporation, and any amendments or supplements thereto, including the joint information statement/prospectus contained therein (the “Registration Statement”), as an individual who is to become a director of EchoStar Corporation effective at the Effective Time (as defined in the Amended and Restated Agreement and Plan of Merger, dated October 2, 2023, by and among DISH Network Corporation, EchoStar Corporation and EAV Corp.), to all references to me in such Registration Statement and to the filing of this consent as an exhibit to such Registration Statement and any amendment or supplement thereto.

/s/ Stephen J. Bye
Name: Stephen J. Bye
Date: November 6, 2023